EXHIBIT 10.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Note No.	Original Issue Date: September 23, 2011
$

10% SENIOR SECURED ORIGINAL ISSUE DISCOUNT CONVERTIBLE DEBENTURE

DUE SEPTEMBER 23, 2013

THIS 10% SENIOR SECURED ORIGINAL ISSUE DISCOUNT CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued 10% Senior Secured Original Issue Discount Convertible Debentures of U.S. Dry Cleaning Services Corporation, a Delaware corporation (the “Company”), having its principal place of business at 4040 MacArthur Blvd., Suite 305, Newport Beach, CA 92660, designated as its 10% Senior Secured Original Issue Discount Convertible Debenture due September 23, 2013 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

THE OBLIGATIONS DUE UNDER THIS DEBENTURE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE ORIGINAL ISSUE DATE AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF THE HOLDER.  ADDITIONAL RIGHTS OF THE HOLDER ARE SET FORTH IN THE SECURITY AGREEMENT.

FOR VALUE RECEIVED, the Company promises to pay to [_______________] or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of [_______________ ($_______)] on September 23, 2013 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding Principal Amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.     Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or the Security Agreement, as the case may be, and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 6(e).

“Approved Acquisitions” means the Company acquires, directly or indirectly (i) through any sale, lease, license, assignment, transfer, conveyance or other disposition all or substantially all of the assets of another Person in one or a series of related transactions or (ii) in one or more related transactions (including, without limitation, through a merger or series of mergers) more than 50% of the voting securities of another Person, where any such acquisition is approved by the holders of at least 51% in Principal Amount of the then outstanding Debentures.

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the successor entity immediately after the transaction, (d) a replacement at one time or within a two year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Conversion” shall mean a conversion of the Debenture into shares of Common Stock pursuant to Section 5(a).

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Notice” shall have the meaning set forth in Section 5(a).

“Conversion Price” shall have the meaning set forth in Section 5(c).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Principal Amount of this Debenture, in accordance with the terms hereof.

“Debenture Register” means the records of the Company regarding registration and transfers of this Debenture.

“Event of Default” shall have the meaning set forth in Section 9(a).

“Fundamental Transaction” shall have the meaning set forth in Section 6(d).

“Insolvency or Liquidation Proceeding” shall mean (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

“Interest Shares” means, collectively, the shares of Common Stock issuable upon conversion of the accrued and unpaid interest amount under this Debenture, in accordance with the terms hereof.

“Junior Subordinated Secured Convertible Debentures” shall mean approximately $9.1 million in principal amount of 8% Subordinated Secured Convertible Debentures issued by the Company in connection with the Bankruptcy Plan.

“Mandatory Redemption” shall have the meaning set forth in Section 7(b).

“Mandatory Redemption Amount” means the sum of (a) 100% of the then outstanding Principal Amount of the Debenture, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Debenture.

“OID” shall have the meaning set forth in Section 2(c).

“Optional Redemption” shall have the meaning set forth in Section 7(a).

“Optional Redemption Amount” shall mean the amount of the then outstanding Principal Amount of the Debenture to be redeemed by the Company pursuant to Section 7(a); provided, however, that if the Company elects to redeem 100% of the then outstanding Principal Amount of the Debenture, the Optional Redemption Amount shall equal the Mandatory Redemption Amount and provided, further, that if the payment of the Optional Redemption Amount occurs within 18 months after the Original Issue Date, the Optional Redemption Amount shall include an additional amount equal to 20% of the then outstanding Principal Amount of the Debenture to be redeemed.

“Optional Redemption Date” shall have the meaning set forth in Section 7(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 7(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 7(a).

“Optional Redemption Period” shall have the meaning set forth in Section 7(a).

“Original Issue Date” shall mean the date of the first issuance of this Debenture, regardless of any transfers of this Debenture and regardless of the number of instruments which may be issued to evidence this Debenture.

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Debentures, (b) Senior Indebtedness, (c) the Junior Subordinated Secured Convertible Debentures, (d) the Professional Notes, and (e) Indebtedness that is expressly subordinate to the Debentures pursuant to a written subordination agreement.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, and (c) Liens incurred in connection with Permitted Indebtedness.

“Purchase Agreement” means the Securities Purchase Agreement relating to the purchase and sale of the Debentures and Warrants among the Company and the purchasers thereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement filed, registering (i) the resale, by the Purchasers, of the Warrant Shares, the Interest Shares and the Conversion Shares, (ii) the resale, by the purchasers of the Junior Subordinated Secured Convertible Debentures, of the Interest Shares and the Conversion Shares (as those terms are defined in the Junior Subordinated Secured Convertible Debentures) and (iii) the issuance of securities of the Company in connection with the Subsequent Public Offering.

“Senior Indebtedness” shall mean any existing or new operating leases or loans not to exceed $750,000 in the aggregate secured by the existing collateral or replacement assets.

“Subsequent Public Offering” shall have the meaning as set forth in the Bankruptcy Plan.

“Successor Entity” shall have the meaning set forth in Section 6(d).

“Warrants” means the Common Stock Purchase Warrants offered and sold pursuant to the Purchase Agreement.

Section 2.     Interest.

(a)      Payment of Interest in Cash.  The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding Principal Amount of this Debenture at the rate of 10% per annum, payable quarterly on the last day of each calendar quarter beginning with the quarter ended September 30, 2012 and on the Maturity Date (each such date, an “Interest Payment Date”), in cash. After the Maturity Date and until the outstanding principal and accrued interest on this has been paid, this Debenture will bear interest at a rate of 2.0% per month, computed on the basis of the actual number of days elapsed and a month of 30 days.

(b)      Interest Calculations.  Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.

(c)      Original Issue Discount.  The parties hereto acknowledge that the Debenture will be issued with “original issue discount” (“OID”) for U.S. federal income tax purposes, and hereby agree (i) that the Debenture is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Treasury Regulations Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (ii) that the Company shall determine the amount of OID on the Debenture, subject to the review and written approval of the Holder, and (iii) to adhere to this Section 5 for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Debenture as determined and approved of in accordance with clause (ii)).

Section 3.     Subordination.  The provisions of this Section 3 apply notwithstanding anything to the contrary contained in this Debenture. The Company covenants and agrees, and the Holder, by such Holder’s acceptance hereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 3, the Indebtedness represented by this Debenture and the payment of the principal of and interest on this Debenture are hereby expressly made subordinate and subject in right of the prior payment in full of all Senior Indebtedness.

Section 4.     Registration of Transfers and Exchanges.

(a)      Different Denominations.  This Debenture is exchangeable for an equal aggregate Principal Amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)      Investment Representations.  This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)      Reliance on Debenture Register.  Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5.     Conversion.

(a)      Voluntary Conversion.  At any time after the earlier of (i) the closing of the Subsequent Public Offering or (ii) 9 months after the Plan Effective Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, from time to time. The Holder shall effect conversions by delivering to the Company a Conversion Notice, the form of which is attached hereto as Annex A (each, a “Conversion Notice”), specifying therein the Principal Amount of this Debenture (and the amount of accrued and unpaid interest) to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder.

(b)      Surrender of Debenture.  To effect Conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire Principal Amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted and paid. Conversions hereunder shall have the effect of lowering the outstanding Principal Amount of this Debenture in an amount equal to the applicable Conversion. The Holder and the Company shall maintain records showing the Principal Amount(s) converted and the date of such Conversion(s). In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted Principal Amount of this Debenture may be less than the amount stated on the face hereof.

(c)      Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to 50% of the per share price to the public of the Company’s Common Stock issued pursuant to the Subsequent Public Offering, unless the closing of the Subsequent Public Offering does not occur prior to 9 months after the Plan Effective Date, in which case the conversion price shall be equal to $2.00, subject to adjustment herein (the “Conversion Price”).

(d)      Mechanics of Conversion.

(i)           Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of Conversion Shares issuable upon a Conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding Principal Amount of this Debenture to be converted by (y) the Conversion Price.

(ii)          Interest Shares Issuable Upon Conversion of Accrued and Unpaid Interest Amount.  The number of Interest Shares issuable upon a Conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding accrued and unpaid interest amount of this Debenture to be converted in accordance with Section 5(d)(i) by (y) the Conversion Price.

(iii)         Delivery of Certificate Upon Conversion.  Not later than 10 Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares and Interest Shares.

(iv)         Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(v)          Obligation Absolute; Partial Liquidated Damages.  Provided that Holder is not in breach of any covenants of this Debenture of any of the Transaction Documents, he Company’s obligations to issue and deliver the Conversion Shares and Interest Shares upon Conversion of this Debenture in accordance with the terms hereof are absolute and unconditional; provided, however, that such delivery shall not operate as a waiver by the Company of any right or action the Company may have against the Holder. Notwithstanding the foregoing, if the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 5(d)(iii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Principal Amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the 10th Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 9 for the Company’s failure to deliver Conversion Shares or Interest Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(vi)         Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon Conversion of this Debenture as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments in Section 6) upon the Conversion of the then outstanding Principal Amount of this Debenture and the then outstanding accrued and unpaid interest amount of this Debenture. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(vii)        Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the Conversion of this Debenture. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such Conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(viii)       Transfer Taxes.  The issuance of certificates for shares of Common Stock on Conversion of this Debenture shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon Conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6.     Certain Adjustments.

(a)      Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)      Subsequent Rights Offerings.  If the Company, at any time while the Debenture is outstanding, shall issue rights, options or warrants, other than in an Exempt Issuance, to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the Conversion Price on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such Conversion Price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(c)      Pro Rata Distributions.  If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than in an Exempt Issuance and/or other than the Common Stock, which shall be subject to Section 6(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Conversion Price as of the record date mentioned above, and of which the numerator shall be such Conversion Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d)      Fundamental Transaction.  If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 6(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(e)      Calculations.  All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(f)      Notice to the Holder.

(i)           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)          Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.. The Holder shall remain entitled to convert this Debenture during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 7.     Redemption

(a)      Optional Redemption at Election of Company Subject to the provisions of this Section 7(a), at any time after the earlier of (i) the closing of the Subsequent Public Offering or (ii) 9 months after the Plan Effective Date, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem all or a portion of the then outstanding Principal Amount of this Debenture for cash in an amount equal to the Optional Redemption Amount on the 30th calendar day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date,” such 30 calendar day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Company may only effect an Optional Redemption if the Optional Redemption is made with respect to all Debentures issued under the Purchase Agreement on a pro rata basis, based on the respective aggregate outstanding Principal Amounts of each Debenture. The Company covenants and agrees that it will honor all Voluntary Conversion Notices tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the holders of the then outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Purchase Agreement.

(b)      Mandatory Redemption.  On the Maturity Date, the Company shall redeem all of the then outstanding Principal Amount of this Debenture for cash (the “Mandatory Redemption”) in an amount equal to the Mandatory Redemption Amount.

(c)      Redemption Procedure.  The payment of cash pursuant to an Optional Redemption or Mandatory Redemption shall be payable on the Optional Redemption Date and the Maturity Date, respectively. If any portion of the payment pursuant to a Mandatory Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted by applicable law until such amount is paid in full.

Section 8.     Negative Covenants.  As long as any portion of this Debenture remains outstanding, unless the holders of at least 51% in Principal Amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not directly or indirectly:

(a)      other than Permitted Indebtedness, prior to the closing of the Subsequent Public Offering, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b)      other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)      other than as required or authorized under the Bankruptcy Plan, amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d)      repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to the Conversion Shares, Warrant Shares or Interest Shares relating to this Debenture, as permitted or required under the Junior Subordinated Secured Convertible Debentures and related transaction documents or as permitted or required under the Transaction Documents;

(e)      other than as required or authorized under the Bankruptcy Plan, repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than Permitted Indebtedness;

(f)      pay cash dividends or distributions on any equity securities of the Company;

(g)      enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(h)      enter into any agreement with respect to any of the foregoing.

Section 9.     Event of Default.

(a)      “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of (A) the Principal Amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date, Optional Redemption Date, Mandatory Redemption Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 5 Trading Days;

(ii)         the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon Conversion, which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within 5 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company;

(iii)         a material default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company is obligated (and not covered by clause (vi) below), including without limitation the failure of the Company to use the proceeds from the issuance and sale of the Debentures in the manner set forth in the Purchase Agreement;

(iv)        any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v)         the Company shall be subject to a Bankruptcy Event;

(vi)        the Company shall default on any of its Indebtedness that (a) involves an obligation greater than $150,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)       after the closing of the Subsequent Public Offering, the Common Stock shall be subject to a stop trade order or trading suspension for 10 consecutive Trading Days, provided that this shall only be an Event of Default to the extent that the Company has not been able to cure such trading suspension within 30 days of the notice thereof;

(viii)      the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(ix)         the Company shall fail for any reason to deliver certificates to a Holder prior to the 10th Trading Day after a Conversion Date pursuant to Section 5(d) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

(x)          at any time after the closing of the Subsequent Public Offering, the Company does not meet the current public information requirements under Rule 144;

(xi)         any monetary judgment, writ or similar final process shall be entered or filed against the Company or any of its properties or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 90 calendar days;

(xii)        the Registration Statement shall not have been filed with the Securities and Exchange Commission prior to 90 calendar days after the Plan Effective Date; or

(xiii)       the Registration Statement shall not have been declared effective by the Securities and Exchange Commission prior to 9 months after the Plan Effective Date.

(b)      Remedies Upon Event of Default.  If any Event of Default occurs, the Holder may, with the consent of the holders of 51% of then outstanding principle amount of the Debentures, by written notice to the Company (with copy to the Agent) declare all outstanding Principal Amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture pursuant to this Section 9(b), the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 9(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to the Holder as set forth in the Security Agreement.  If an Event of Default occurs under Section 9(a)(i) and the Company cures the Event of Default after the 5 Trading Day cure period and before the Holder has elected an acceleration of this Debenture, the Company shall include in such payment to Holder a late fee in an amount equal to 10% of the original amount of such payment.

Section 10.     Miscellaneous.

(a)      Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and shall be given in accordance with Section 5.4 of the Purchase Agreement and shall be deemed effectively given as described in Section 5.4 of the Purchase Agreement.

(b)      Absolute Obligation.  Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein and the Purchase Agreement.

(c)      Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the Principal Amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

(d)      Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(e)      Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of Orange County, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of Orange County, California and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(f)      Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(g)      Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing.

(h)      Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(i)      Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)      Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(k)      Secured Obligation.  The obligations of the Company under this Debenture are secured by all assets of the Company and pursuant to the Security Agreement between the Company and the Secured Parties (as defined therein).

(l)      Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument similar in form and substance to this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 10(l) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the Original Issue Date first above indicated.

U.S. DRY CLEANING SERVICES CORPORATION, a Delaware corporation

By:
Robert Y. Lee, Chief Executive Officer

Facsimile No. for delivery of Notices:  (949) 863-9657

ANNEX A

VOLUNTARY CONVERSION NOTICE

The undersigned hereby elects to convert principal and accrued and unpaid interest under the 10% Senior Secured Original Issue Discount Convertible Debenture due September 23, 2013, of U.S. Dry Cleaning Services Corporation, a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Accrued and Unpaid Interest Amount of Debenture to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

SCHEDULE 1

CONVERSION SCHEDULE

The 10% Senior Secured Original Issue Discount Convertible Debentures due September 23, 2013, in the aggregate Principal Amount of $________ , are issued by U.S. Dry Cleaning Services Corporation, a Delaware corporation. This Conversion Schedule reflects conversions made under Section 5 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion (including accrued and unpaid interest)	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest